December 1st, 2003




To: William Campbell, Chief Financial Officer & Chief Operating Officer Gary Goodell, Director
      E-CONTENT INC.

From: Peter Keefe



A gracious good day to you, Billy.

This Deal Memorandum will memorialize the assignment by Peter Keefe ("PK") to E-Content ("Company") of all rights which PK holds, and has held previous to his employment with the Company, in the properties currently known as Z~Force ("ZF"), Nine Dog Christmas ("NDC") and Nine Dog Night of Fright ("NDNOF"). These property rights are being assigned to the Company by PK in exchange for Company restricted stock.

In the case of ZF, where PK controls the global Management, Administration, TV & Home Video/DVD, Merchandise Licensing and Distribution rights to the property (collectively termed "rights"), PK hereby assigns those rights to the Company in exchange for 1,000,000 shares.

In addition, in the case of ZF, where PK owns all a profit participation position of 45% in the property, PK hereby assigns that 45% ownership/profit participation to the Company in exchange for 8,000,000 shares.

In the case of NDC and NDNOF where PK controls the US television distribution rights to the properties, PK hereby assigns those rights to the Company.

In addition, in the case of NDC where PK owns a gross revenue participation in the Merchandise Licensing and Home Video/DVD sales categories and a profit participation position; and in the case of NDNOF property where PK owns a gross revenue participation in the Merchandise Licensing and Home Video/DVD sales categories (collectively termed "rights"), PK hereby assigns those rights to the Company in exchange for 1,000,000 shares.

In lieu of a straight stock exchange for these rights, PK has the option to elect to receive a combination of shares and warrants that approximate the same value of the ten million shares provided for in this Agreement, that valuation calculation being based on the same share price as of the date of this 12/01/03 Agreement.

Peter Keefe/E-Content
Property Rights Assignment Agreement
As of December 1st, 2003    page 2



Any Company stock shares exchanged for these property rights are restricted shares with a minimal one year holding period.

These shares will be held in trust by the E-Content corporate attorney, Randall Henley Esq., until the Company completes a fairness review and thorough valuation appraisal of this transaction.

It is the intention of both PK and the Company to memorialize this Deal Memorandum Agreement in a more detailed fashion, but until such a time may occur, this Memorandum forms a binding and fully enforceable legal contract between PK and the Company.



accepted and agreed                    accepted and agreed
as of December 1st, 2003:              as of December 1st, 2003:

                                       /s/
--------------------------             -------------------------------
William Campbell                        Peter Keefe
E-Content



------------------
Gary Goodell
E-Content